Exhibit 10.37

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of January 5, 2015 (the “Separation Date”), by and between Penny Sherrod-Campanizzi (the “Executive”) and Global Power Equipment Group Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS,  Executive and the Company have determined to provide for the termination of Executive’s employment with the Company and its affiliates on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Separation.    As of the Separation Date, Executive’s employment and status as an employee and officer with the Company and its affiliates (including, without limitation, as President, Electrical Solutions) will terminate and Executive will cease to be an employee of any and all of the foregoing.  As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2. Accrued Benefits.  The Company will pay and provide to Executive the following payments and benefits:

(a)Salary and Vacation Pay.  On January 14, 2015, or such earlier date as required by law, the Company will issue to Executive her final paycheck, reflecting (i) her earned but unpaid base salary through the Separation Date, and (ii) a portion of her accrued but unused vacation pay through the Separation Date, which the Parties agree equals $10,977.12.

REVISION: We have reviewed the vacation accrual and calculation.  The maximum vacation accrual is 240 hours, which equates to $36,590.40.  You were paid for 56 hours of vacation on 1/14/2015 at a value of $8,537.76.  You will receive the balance on 1/28/2015 for 184 hours, which reflects a value of $28,052.64.

(b)Expense Reimbursements.  Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out her duties with the Company through the Separation Date in accordance with applicable Company business expense reimbursement policies, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.

(c)Other Benefits.  All Company-provided benefits ceased to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits.  The Company will continue to provide the existing level of health insurance benefits through January 31, 2015, after which Executive may be eligible for continuation of those health insurance benefits at Executive’s expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately.

3.Severance Benefits.  In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with her obligations set forth in the Release and continues to comply with her obligations pursuant to Sections 6 and 7 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a)Severance. The Company shall pay to Executive an amount equal to $317,117 (the “Severance Payment”) payable in accordance with the Company’s normal payroll procedures over the 1 year period commencing within 10 business days after the date the Release becomes effective and irrevocable in accordance with its terms.  The first installment shall include all amounts accrued after the Separation Date to the date of such installment and the remaining installments payable as otherwise scheduled assuming that payments had begun on the first regular payroll date after the Separation Date.

(b)Annual Incentive. Executive will be eligible to receive a payment (“Annual Incentive”) equal to the full year 2014 annual bonus award under the Company’s Short-Term Incentive Plan (the “STI Plan”) that Executive would have been entitled to had her employment continued through the date on which bonuses for the 2014 fiscal year are paid, based on actual Company and individual performance during the entire fiscal year, which, if earned, shall be payable in a single lump sum at the same time that payments are made to other participants in the STI Plan for that fiscal year (pursuant to the terms of the STI Plan but in no event later than March 15, 2015).  Executive will not be eligible to receive an annual incentive under the STI Plan for the 2015 fiscal year.

(c)Equity Awards. The Company has granted Executive certain restricted share units that are outstanding as of the Separation Date pursuant to the terms and conditions of the Company’s equity compensation plan and the restricted share unit award agreement(s) between the Parties (the “Restricted Share Units”).  The Restricted Share Units that remain outstanding immediately prior to the Separation Date shall vest, to the extent provided under the terms and conditions of the applicable award agreement(s), as if Executive’s employment was terminated without “cause” on the Separation Date.  Any vested Restricted Share Units will be paid to Executive in accordance with the terms, and subject to the conditions, of the award agreement(s).

4. Release of Claims.  Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company.  If Executive fails to execute and deliver the Release to the Company, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5.Effect on Other Arrangements.  Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of her employment with the Company and its affiliates and the termination thereof.  Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, including the terms of Executive’s offer letter with the Company dated October 1, 2012, and that Company and its affiliates have no further obligations to Executive under any plan, program, policy or practice or contract or agreement.

6.Restrictive Covenants.

(a)Restrictive Covenants Agreement.  In consideration of the Company’s promises under Section 3 of this Agreement, Executive acknowledges and agrees that she remains obligated to comply with the provisions of the Non-Solicitation and Confidentiality Agreement between the Executive and the Company dated June 14, 2011 (the “Restrictive Covenants Agreement”), which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding the cessation of Executive’s employment.

(b)Non-Disparagement.  Executive agrees that she will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Subject to Executive’s continuing obligations to comply with the Restrictive Covenants Agreement, nothing in this Section 6 shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings.  The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

(c)Company Property.  No later than January 16, 2015: (i) Executive shall return to the Company all Company property in Executive’s possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and the additional items required by the Restrictive Covenants Agreement, and (ii) the Company shall return to Executive her personal property located at her former office in South Bend, Indiana.

7.Company Policies.

(a)Compensation Recovery Policy.  Executive acknowledges that she shall remain subject to the provisions of the Company’s Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy (the “Compensation Recovery Policy”), as in effect on the Separation Date, which agreement and Compensation Recovery Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment.  The Parties acknowledge that, on and after the Separation Date, the Company may not amend or modify the Compensation Recovery Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

(b)Insider Trading Policy.  Executive acknowledges that she shall remain subject to the provisions of the Company’s Insider Trading and Securities Law Compliance Policy, as in effect on the Separation Date (the “Insider Trading Policy”), through the Separation Date.  In addition, on and after the Separation Date: (i) Executive acknowledges that she shall remain subject to the Insider Trading Policy to the extent provided in the provisions of Section IX (Post-Termination Transactions) thereof, which provisions shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment, and (ii) Executive agrees that during the period beginning on the Separation Date and ending on the date that the Company files with the United States Securities and Exchange Commission its Annual Report on Form 10-K for the period ended December 31, 2014, Executive, as well as her family members and other members of her household, shall not engage in any transaction involving the Company’s securities (including a stock plan transaction, or a gift, loan, pledge, contribution to a trust, 401(k) transfer or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s General Counsel.  A request for pre-clearance should be submitted in writing to the Company’s General Counsel in accordance with Section 8(g) below at least two business days in advance of the proposed transaction.  The General Counsel is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

8.Miscellaneous.

(a)Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A; and (ii)

each installment of Severance Payment payable to Executive under Section 3(a) is intended to be treated as a separate payment for purposes of Section 409A that is exempt from Section 409A, to the maximum extent possible, under the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) and/or the “involuntary separation pay” exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii).  Notwithstanding any provision of this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)Withholding.  The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)Successors.  This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)Final and Entire Agreement; Amendment. This Agreement, together with the Release and the Restrictive Covenants Agreement, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to conflict of laws principles. Each Party (i) agrees that any action arising out of or relating to this Agreement or Executive’s employment by the Company shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas

(Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

(g)Notices.  All notices and other communications hereunder will be in writing and will be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:  Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400, Irving, TX 75039, Attention:  General Counsel;

or to such other address as either Party will have furnished to the other in writing in accordance herewith.  Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h)Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.
By:	/s/ Keri Jolly
Its:	Chief Human Resources Officer

EXECUTIVE
/s/ Penny Sherrod-Campanizzi
Penny Sherrod-Campanizzi

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Penny Sherrod-Campanizzi (“Executive”) and Global Power Equipment Group Inc. (the “Company”) as of the 5th day of January 2015.

1.Employment Status.  Executive’s employment with the Company and its affiliates terminated effective as of January 5,  2015.  As used in this Release, the term “affiliate” will mean any entity controlled by, controlling, or under common control with, the Company.

2.Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company will provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of January 5, 2015 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement.  Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Separation Agreement.

3.No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.Claims Released by Executive.  In consideration of the payments and benefits set forth in Section 3 of the Separation Agreement, Executive for herself,  her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Global Power Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Global Power Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Global Power Group’s equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of

1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Indiana Civil Rights Act, IC § 22-9-1-12.1 et seq., the Indiana Equal Pay Statute, IC § 22-2-2-3 et seq., the Indiana Workers' Compensation Statute, IC § 22-3-1-1 et seq., the Indiana Whistleblower Statute, IC § 22-5-3-3 et seq., or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Global Power Group or the separation of Executive’s employment with the Global Power Group.

Without limiting the foregoing paragraph, Executive represents that she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Global Power Group as of the date she signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date she signs this Release, she may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and she voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Global Power Group from (i) any obligation under the Separation Agreement, including without limitation Section 3 of the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release.  In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes she may have against the Releases.  However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5.Representations.  Executive acknowledges and represents that, as an employee of the Company and its affiliates, she has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law.   Executive acknowledges that a condition of the payment of the benefits under Section 2 of this Agreement is her truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies and procedures, and with all laws and standards governing the Company’s business.  Executive’s truthful and complete representation, based on her thorough search of her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed her to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6Bar.  Executive acknowledges and agrees that if she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 3 of the Separation Agreement.

7.Governing Law.  This Release will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

8.Acknowledgment.  Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that she has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that she was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that she executes this Release before the expiration of the 21 calendar day period, she does so knowingly and voluntarily and only after consulting her attorney. Executive acknowledges and agrees that the promises made by the Global Power Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

9.Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 8(g) of the Separation Agreement. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if she revokes this Agreement, it will be null and void in its entirety, and she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

10.Miscellaneous. This Release, together with the Separation Agreement, represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Global Power Group to carry out the provisions of this Release.

11.Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:  ______________________

Its:  Chief Human Resources Officer

EXECUTIVE

________________________________
Penny Sherrod-Campanizzi